EXHIBIT 23(e)(ii)
AMENDMENT TO
DISTRIBUTION AGREEMENT
          This Amendment, effective as of December 10, 2007 (the “Amendment”), amends the Distribution Agreement dated as of August 1, 2007 (the “Agreement”) by and between The Bjurman, Barry Funds (the “Trust”) and Foreside Distribution Services, L.P. (“Distributor”). Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.
          WHEREAS, the parties desire to amend the Agreement as set forth herein;
          NOW THEREFORE, the parties, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:
          1. BASIC DISTRIBUTION SERVICES under Schedule C to the Agreement be and hereby is amended and replaced in its entirety as follows:
For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary fund board meeting preparation, maintenance of selling agreements, clearance of advertising and sales literature with regulators, filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives’ meeting examination requirements) and their related registrations and fees, ordinary supervisory services and overhead, the Distributor shall receive an annual fee of $22,000 base, plus $4,000 per fund series, payable in monthly installments, plus a monthly fee equal to the product of one-twelfth (1/12) multiplied by 0.000025 multiplied the net assets of the Trust on the last business day of the month for which the payment is being made.
          2. This Amendment supersedes all prior negotiations, understandings and Agreement with respect to the subject matter covered in this Amendment, whether written or oral.
          3. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
          IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their officers designated below as of the day and year first written above.

THE BJURMAN, BARRY FUNDS

By:	/s/ G. Andrew Bjurman

Name:	G. Andrew Bjurman
Title:	Co-President & Trustee

FORESIDE DISTRIBUTION SERVICES, L.P.

By:	/s/ Richard J. Berthy

Name:	Richard J. Berthy
Title:	Treasurer